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                                                                     EXHIBIT 4.4

             FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT


       THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN is dated as of August 6, 1997 (this "Amendment"), between OMNI GEOPHYSICAL, L.L.C., a Louisiana limited liability company ("Borrower") and HIBERNIA NATIONAL BANK, a national banking association ("Bank").

                              W I T N E S S E T H:

       WHEREAS, Borrower and Bank have heretofore entered into an Amended and Restated Loan Agreement dated as of June 13, 1997 (the "Loan Agreement"), pursuant to which Bank established in favor of Borrower certain credit facilities consisting of a revolving line of credit and a construction loan convertible to a term loan; and

       WHEREAS, Borrower and Bank desire to amend the Loan Agreement in certain respects as more fully set forth herein.

       NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound hereby, agrees as follows:

       1. DEFINED TERMS. Capitalized terms used herein which are defined in the Loan Agreement are used herein with such defined meanings.

       2.   AMENDMENTS TO LOAN AGREEMENT.

          (a)  The definition of the term "Qualified Receivables" contained in
Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

     "QUALIFIED RECEIVABLES" shall mean eighty percent (80%) of the Receivables of Borrower and of its wholly owned Subsidiaries carried on their respective books of account, which, on the date as of which the determination is made, (a) are subject to a first priority perfected Encumbrance in favor of Bank, (b) arose in the ordinary course of business of Borrower and/or its wholly owned Subsidiaries, (c) arose from the sale of goods or performance of services by Borrower and/or its wholly owned Subsidiaries, (d) are evidenced by an "invoice" (i.e., an invoice, shipping order or similar writing), (e) are not subject to setoff, counterclaim, defense, or a dispute of any kind or nature, (f) are not more than 90 days old, (g) are payable by Persons other than any Person who is an affiliate (as defined in accordance with GAAP) of Borrower or of any of its wholly owned Subsidiaries or an officer or director of Borrower or an officer or director of an affiliate of Borrower (h) are not payable by the United States of America or any agency or department thereof (unless such Receivable has been assigned to Bank pursuant to a properly perfected assignment under the Federal Assignment of Claims Act, 31 U.S.C.
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     (S)3727), (i) do not by their own terms prohibit the collateral assignment thereof or require the consent of the obligor thereon to any collateral assignment thereof, (j) do not arise out of a transaction with an account debtor outside the United States of America (unless covered by a letter of credit acceptable to Bank), (k) are not Receivables due by a Person from whom over 50% of its entire accounts receivable balance with Borrower is unpaid for more than 90 days past the invoice date(s) related thereto, (l) are not credit balances, (m) are not Receivables which the Bank believes, in its sole credit judgment reasonably applied, that collection of such Receivables is insecure or that such Receivables may not be paid by reason of the account debtor's financial inability to pay or that such Receivables are otherwise unacceptable collateral, (n) are not proceeds of a Receivable, (o) are not not that portion of the Receivables due by a single Person which which are in excess of 25% (but in no event in excess of 50%) of all of the Receivables due to Borrower and its wholly owned Subsidiaries where such Person is not rated or is rated (by a national rating agency acceptable to Bank) less than BBB-; provided, the term "Qualified Receivables" shall include all Receivables of any single Person which would otherwise qualify as such which do not exceed 50% of of all of the Receivables of Borrower and its wholly owned Subsidiares where such Person is rated (by a national rating agency acceptable to Bank) BBB- or bettter;, and (p) commencing 90 days from the date hereof, are owed by a Person who has either signed an acceptance of the work giving rise to the Receivable or signed an acceptance of Borrower's proposal for work giving rise to the Receivable. For purposes of this Agreement, a Receivable is 90 days old on the 90th day after the date of the invoice evidencing such Receivable (regardless of the due date of such invoice).

       (b)  The subparagraph entitled "Other Defaults in Favor of Bank" in
Section 12.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

     OTHER DEFAULTS IN FAVOR OF BANK. Should Borrower default under any other loan, extension of credit, security agreement, or other obligation in favor of Bank (including specifically but without limitation, under any obligation to the Bank pursuant to the terms of that certain Loan Agreement dated as of August 6, 1997, by and among Borrower, American Aviation L.L.C., and Bank, as the same may be amended from time to time), and fail to cure same in accordance with any applicable cure periods.


       3. REPRESENTATION: NO DEFAULT. On and as of the effective date hereof, and after giving effect to this Amendment, Borrower (a) confirms, reaffirms and restates the representations and warranties set forth in the Loan Agreement and the Collateral Documents; provided, that each reference to the Loan Agreement therein shall be deemed included the Loan Agreement as amended by this Amendment; and (b) represents that no Default or Event of Default has occurred and is continuing.

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       4.   COLLATERAL DOCUMENTS.  All of the liens, privileges, priorities and equities existing and to exist under and in accordance with the terms of the Collateral Documents are hereby renewed, extended and carried forward as security for all of the Loans and all other debts, obligations and liabilities of Borrower to Bank.

       5. PAYMENT OF EXPENSES. Borrower agrees to pay or reimburse Bank for all legal fees and expenses of counsel to Bank in connection with the transactions contemplated by this Amendment.

       6. GOVERNING LAW: COUNTERPARTS. The Amendment shall be governed by and construed in accordance with the laws of the State of Louisiana. This Amendment may be executed in any number of counterparts, all of which counterparts, when taken together, shall constitute one and the same instrument.

       7. CONTINUED EFFECT. Except as expressly modified herein, the Loan Agreement shall continue in full force and effect. The Loan Agreement as amended herein is hereby ratified and confirmed by the parties hereto.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date hereinabove provided by the authorized officers each hereunto duly authorized.


                              OMNI GEOPHYSICAL, L.L.C.


                              By:  /s/ Roger Thomas
                                   --------------------------------------
                                            Roger Thomas, Manager



                              HIBERNIA NATIONAL BANK


                              By:  /s/ Tammy M. Angelety
                                   --------------------------------------
                                   Tammy M. Angelety, Assistant Vice President

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